EXHIBIT 23J

CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our report dated August 17, 2001, relating to the financial statements and financial highlights which appears in the June 30, 2001 Annual Report to Shareholders of the Emerald Mutual Funds (comprised of the Emerald Growth Fund (formerly known as HomeState Pennsylvania Growth Fund), the Emerald Select Banking and Finance Fund and the Emerald Select Technology Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
October 26, 2001





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